Exhibit 10.93

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of October 2, 2009, by and among Pypo Digital Company Limited, an exempted company organized under the laws of the Cayman Islands (“Purchaser”), Capital Ally Investments Limited, a private limited company organized under the laws of the British Virgin Islands (“Capital Ally”), and Arch Digital Holdings Limited, a private limited company organized under the laws of the British Virgin Islands (“Arch,” and together with Capital Ally, “Sellers”).  Each of Purchaser and Sellers is a “Party” and collectively, the “Parties.”

WHEREAS, Capital Ally is the beneficial owner of 1,857,587 ordinary shares, par value US$0.001 per share, of Pypo China Holdings Limited, an exempted company organized under the laws of the Cayman Islands (“Pypo China”) (the “Capital Ally Shares”);

WHEREAS, Arch is the beneficial owner of 827,613 ordinary shares, par value US$0.001 per share, of Pypo China (the “Arch Shares,” and together with the Capital Ally Shares, the “Shares”); and

WHEREAS, Purchaser desires to acquire the Shares, and Sellers desire to sell the Shares to Purchaser, (the “Share Purchase”), all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE SHARES

Section 1.1              Purchase of the Shares.  Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), each Seller shall, or shall cause its authorized agent to, sell, transfer, convey, assign and deliver to Purchaser all of its right, title and interest in and to the Shares, free and clear of all Liens except for restrictions of general applicability imposed by federal, state and foreign securities laws.

Section 1.2              Purchase Price for Shares.

(a)           The purchase price shall be an aggregate of US$22,528,828 for Sellers (the “Purchase Price”) for the Shares.

(b)           Subject to set off and deduction by Purchaser pursuant to Section 4.1 hereof, the Purchase Price shall be paid to Sellers in a manner mutually acceptable to Purchaser and Sellers as follows:

(i)           Initial Payment. US$700,000 and US$300,000 shall be payable to Capital Ally and Arch, respectively, on the Closing Date (the “Closing Cash Payment”).

(ii)           Subsequent Payment. US$14,885,155 and US$6,643,673 shall be payable to Capital Ally and Arch, respectively, on or prior to March 31, 2010 (the “Subsequent Cash Payment”).

Section 1.3              Closing.  The Closing shall take place at the offices of Latham & Watkins LLP, 4902 Jin Mao Tower, 88 Century Boulevard, in Shanghai, China at 10:00 a.m. Beijing time (or at such other place and/or on such other date and time as mutually agreed by the Parties ) (the “Closing Date”) as specified by Purchaser within two (2) Business Days following the date of the satisfaction or waiver of all of the conditions set forth in Sections 3.1 and 3.2 hereof (other than those that are only capable of being satisfied on or as of the Closing Date).

Section 1.4              Deliveries.

(a)           At the Closing, each Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

(i)           An instruction letter of transfer duly executed by such Seller that is required for the sale and transfer of the applicable Shares;

(ii)           The closing certificate required by Section 3.1(b) hereof;

(iii)           The Big Boy Representations Certificate, a form of which is attached hereto as Exhibit A; and

(iv)           All such other deeds, documents or deliveries as the Purchaser may from time to time require in order to give effect to the purchase of the Shares by the Purchaser or as otherwise may be necessary to give full effect to this Agreement.

(b)           At the Closing, Purchaser shall deliver, or shall cause to be delivered, to Sellers the following:

(i)           The Closing Cash Payment; and

(ii)           The closing certificate required by Section 3.2(b) hereof.

Section 1.5             Reasonable Best Efforts.  The Parties shall use reasonable best efforts to cause the fulfillment of the conditions to the Parties’ obligations to consummate the transactions contemplated by this Agreement at or prior to the Closing.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES

Section 2.1              Seller Representations and Warranties.  Each Seller, severally and not jointly, represents, warrants and covenants to Purchaser as of the date of this Agreement and as of the Closing Date as follows:

(a)           Sellers.  Such Seller is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.  Such Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement.

(b)           Authorization.  The execution, delivery and performance of this Agreement by such Seller have been duly and validly authorized by such Seller and by all other necessary corporate action on the part of such Seller. This Agreement constitutes the legally valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditor rights generally.  The execution, delivery and performance of this Agreement by such Seller will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) the memorandum and articles of association or other constitutional documents of such Seller, (ii) any applicable Law by which such Seller or any of its assets is bound or (iii) any agreement to which such Seller is a party or by which it or any of its assets is bound.

(c)           The Shares.  Such Seller beneficially owns (with Cede & Co. as the record holder thereof) all of the Capital Ally Shares or Arch Shares, as the case may be, free and clear of all Liens, except for restrictions of general applicability imposed by federal, state and foreign securities laws.  The Capital Ally Shares or Arch Shares, as the case may be, are not subject to any voting trust or other agreement relating to the voting thereof.  Upon transfer by such Seller or the third party designated by such Seller of the Capital Ally Shares or Arch Shares from the joint brokerage account of Capital Ally and Arch to Purchaser’s brokerage account, as the case may be, pursuant to this Agreement and the consummation of the transactions contemplated hereby, Purchaser will acquire beneficial ownership of the Capital Ally Shares or Arch Shares, as the case may be, free and clear of any Liens created by or on behalf of such Seller except for restrictions of general applicability imposed by federal, state and foreign securities laws.

(d)           Sellers’ Investment Sophistication.  Such Seller (a) has the requisite knowledge, sophistication and experience in order to fairly evaluate a disposition of the Capital Ally Shares or Arch Shares, as the case may be, including the risks associated therewith, and (b) shall make its own independent investigation and evaluation to the extent it deems necessary or appropriate concerning the business, properties, results of operations and financial condition of Pypo China and its subsidiaries (including relevant variable interest entity) taken as a whole to make an informed decision regarding the sale of the applicable Shares pursuant to this Agreement.

(e)           No Reliance.  In making its decision to sell the Capital Ally Shares or Arch Shares, as the case may be, pursuant to this Agreement, such Seller has not requested, or been furnished with, or relied on any information concerning Pypo China, its subsidiaries or Capital Ally Shares or Arch Shares, as the case may be, provided to such Seller by Pypo China or its subsidiaries other than as expressly set forth under this Agreement.

(f)           Brokers and Finders.  Such Seller has not incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated hereby which could result in any liability being imposed on Purchaser.

Section 2.2              Purchaser Representations and Warranties.  Purchaser hereby represents and warrants to Sellers as follows:

(a)           Purchaser.  Purchaser is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Purchaser has all necessary corporate power and authority to execute, deliver and perform this Agreement.

(b)           Authorization.  The execution, delivery and performance of this Agreement by Purchaser has been duly and validly authorized by the Purchaser and by all other necessary corporate action on the part of Purchaser. This Agreement constitutes the legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally. The execution, delivery and performance of this Agreement by Purchaser will not violate, or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under or result in a conflict with, (i) the memorandum and articles of association or other constitutional documents of Purchaser, (ii) any applicable Law by which Purchaser or any of its assets is bound or (iii) any agreement to which Purchaser is a party or by which it or any of its assets is bound.

ARTICLE III.
CONDITIONS

Section 3.1              Conditions Precedent to Purchaser’s Obligations.  The obligations of Purchaser to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:

(a)           Each Seller shall have delivered an instruction letter of transfer duly executed by such Seller that is required for the sale and transfer of Capital Ally Shares or Arch Shares, as the case may be.

(b)           The representations and warranties set forth in Section 2.1 hereof shall be true and correct as of the Closing Date and each Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by such Sellers’s authorized signatories to such effect.

(c)           Each Seller shall have duly executed and delivered to Purchaser the Big Boy Representations Certificate.

(d)           Each Seller shall have performed and complied with all agreements required by this Agreement to be performed or complied with by them on or prior to the Closing.

(e)           All consents, authorizations (including the corporate authorizations), orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Authority, which are required for or in connection with the execution and delivery by each Seller of this Agreement and the consummation by such Seller of the Share Purchase contemplated hereby shall have been obtained or made, in form and substance reasonably satisfactory to Purchaser, and shall be in full force and effect.

(f)           No action shall have been taken or threatened, and no Law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would (i) make the consummation of the transaction contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render any Seller unable to consummate the transaction contemplated hereby.

Section 3.2             Conditions Precedent to Sellers’ Obligations.  The obligations of Sellers to be performed on the Closing Date shall be subject to the satisfaction or waiver prior to or at the Closing of each of the following conditions:

(a)           Purchaser shall have delivered to Sellers the Closing Cash Payment for the Shares to be sold by Sellers by wire transfer in immediately available funds pursuant to Section 1.2 hereof.

(b)           The representations and warranties set forth in Section 2.2 hereof shall be true and correct as of the Closing Date and Purchaser shall have delivered to Sellers a certificate dated as of the Closing Date and signed by an executive officer of Purchaser to such effect.

(c)           Purchaser shall have performed and complied with all agreements required by this Agreement to be performed or complied with by it on or prior to the Closing.

(d)           All consents, authorizations, orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any third Person, including any Governmental Authority, which are required for or in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by Purchaser of the Share Purchase contemplated hereby shall have been obtained or made and shall be in full force and effect.

(e)           No action shall have been taken or threatened, and no Law shall exist or have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority that would (i) make the consummation of the transaction contemplated hereby illegal or substantially delay the consummation of any material aspect of the transaction contemplated hereby, or (ii) render the Purchaser unable to consummate the transaction contemplated hereby.

Section 3.3             Notice.  Sellers hereby confirm that Purchaser has complied with the requirement for serving a purchase notice as might be required under the memorandum and articles of association or other constitutional documents of Purchaser or applicable Law, and Sellers hereby waive any of their right and claim with respect to such notice requirement.

Section 3.4             Conditions Subsequent.  Each of the Parties undertakes to use reasonable best efforts to execute, file and register all such additional documents, instruments, agreements, certificates and assurances and do all such other acts and things necessary to effect the sale, transfer and delivery of the Shares.  As soon as practicable after the Closing, the Parties shall execute and deliver the cross-receipt acknowledging Sellers’ receipt of the Closing Cash Payment and Purchaser’s receipt from Sellers of the Shares, together with any instruction letter of transfer duly executed by Sellers that are required for the sale and transfer of the Shares.  As soon as practicable after the payment in full of the Subsequent Cash Payment, Sellers shall execute and deliver a receipt acknowledging Sellers’ receipt of such payment.

ARTICLE IV.
INDEMNIFICATION

Section 4.1              Indemnification.

(a)           Each Seller, severally and not jointly, agrees to promptly indemnify, and hold harmless Purchaser, and its officers, directors, partners, Affiliates, attorneys and representatives (collectively, “Purchaser Indemnified Parties”) from, against, for and in respect of and pay any and all Losses (as defined in Section 4.2 hereof) suffered, sustained, incurred or required to be paid by any such party arising out of or resulting from any material breach of any representation, warranty, covenant or agreement of such Seller contained in this Agreement.

(b)           Purchaser agrees to promptly indemnify, and hold harmless, of Sellers and their respective Affiliates, officers, directors, partners, attorneys and representatives (collectively “Seller Indemnified Parties”) from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by any party arising out of or resulting from any material breach of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement.

(c)           To the extent that any Seller has an indemnification obligation pursuant to this Article IV, any of the Purchaser Indemnified Parties may set off the amount of such indemnification against any amounts then due and unpaid to any of the Sellers by any of the Purchaser Indemnified Parties within the time period allowed for payment to such Seller.  To the extent that any Purchaser Indemnified Party has an indemnification obligation pursuant to this Article IV, any of the Sellers may set off the amount of such indemnification against any amounts then due and unpaid to any of the Purchaser Indemnified Parties by any of the Sellers within the time period allowed for payment to such Purchaser Indemnified Party.

Section 4.2             Definition of Losses.  For purposes of this Article IV, “Losses” shall mean all damages, awards, judgments, assessments, fines, penalties, charges, costs and expenses and other payments (including punitive or consequential damages) however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal therefrom, all reasonable attorneys’, accountants’, investment bankers’, and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to this Section 4.2, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration; provided, however, that any compromise or settlement shall not be entered into without the consent of the Party from whom indemnification is sought (such consent not be unreasonably withheld).

Section 4.3             Maximum Amount Payable.  The maximum amount of Losses for which Purchaser shall be liable to any Seller, or for which any Seller shall be liable to Purchaser, in any claim under this Agreement, shall not exceed the applicable Purchase Price payable to such Seller.

ARTICLE V.
MISCELLANEOUS

Section 5.1             Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when received when sent by facsimile at the number set forth below; or (c) two (2) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

If to Capital Ally, to:

 Capital Ally Investments Limited

48/F, Bank of China Tower
1 Garden Road
Central, Hong Kong
Attention: Kuo Zhang/Kong Kam Yu
Fax: (852) 3605 8189

If to Arch, to:

Arch Digital Holdings Ltd.
c/o ARC Advisors (HK) Limited
13/F, St. John’s Building
33 Garden Road
Central, Hong Kong
Attention: Allan Liu
Fax: (852) 3115 0244

If to Purchaser, to:

Pypo Digital Company Limited
South 3rd floor, Office Tower Changan Xingrong Center
1 Naoshikou Street, Xicheng District
Beijing China 100031
Attention: Dongping Fei
Fax: (86)10 5832 5956

Each Party making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 5.1 by giving the other party written notice of the new address in the manner set forth above.

Section 5.2             Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by the Parties or in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof except as expressly provided herein.  No waiver on the part of any Party of any right, power or privilege nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

Section 5.3              Governing Law; Arbitration.

(a)           This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the principles of conflicts of law thereof.

(b)           Dispute Resolution.

(i)           Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the Parties to such Dispute.  Such consultation shall begin immediately after any Party has delivered written notice to any other Party to the Dispute requesting such consultation.

(ii)           If the Dispute is not resolved within sixty (30) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any Party to the Dispute with notice to each other Party to the Dispute (the “Arbitration Notice”).

(iii)           The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Procedures for the Administration of International Arbitration in force at the time of the commencement of the arbitration.  There shall be three (3) arbitrators.  The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator.  The Secretary General of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in the State of New York.  If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the HKIAC.

(iv)           The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the commencement of the arbitration.  However, if such rules are in conflict with the provisions of this Section 5.3(b), including the provisions concerning the appointment of arbitrators, the provisions of this Section 5.3(b) shall prevail.

(v)           Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such Party.

(vi)           The arbitrators shall decide any Dispute submitted by the Parties to the arbitration tribunal strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

(vii)           Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(viii)             During the course of the arbitration tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(ix)           The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

Section 5.4             Binding Effect; No Assignment; No Third Party Beneficiaries.  Except as expressly provided herein, neither this Agreement, nor any right hereunder, may be assigned by any Party without the written consent of the other Parties.  Any assignment or attempted assignment in violation of the foregoing shall be void.  This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.5             Entire Agreement.  This Agreement (including the Exhibits attached hereto) contains all of the agreement among the Parties with respect to the transaction contemplated hereby and supersede all prior agreements and understandings, whether written or oral, between the Parties with respect thereto.  Notwithstanding the foregoing, in the event that the Big Boy Representations Certificate is executed and delivered by Sellers, such certificate shall be integrated into, and form a part of, this Agreement.

Section 5.6             Counterparts.  This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by at least one Party, but together signed by both of the Parties.

Section 5.7              Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 5.8             Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 5.9              Survival.  All representations, warranties, covenants and agreements of the parties shall survive the consummation of the transactions contemplated by this Agreement.

Section 5.10           Termination.  This Agreement shall terminate in its entirety and be of no further force or effect with the exception of the provisions set forth in Section 5.3 hereof upon the occurrence of any of the following:

(a)           the Share Purchase has not occurred on or before December 31, 2009; or

(b)           the conditions to each Party’s obligation to close have not been satisfied or waived on or prior to the Closing Date.

provided, however, that no such termination shall relieve any Party of liability for its breach of this Agreement.

Section 5.11           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)           “Affiliate” or “affiliates”, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise.

(b)           “Beneficially own” and “beneficial ownership” have the meanings given to these terms in Rule 13d-3 of the Rules and Regulations of the Securities and Exchange Commission under the Exchange Act, as in effect on the date hereof.

(c)           “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Beijing are authorized or required by law or executive order to close.

(d)           “Big Boy Representation Certificate” means a certificate, in the form attached hereto as Exhibit A.

(e)           “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(f)           “Law” shall mean any statute, law, rule, regulation, judgment, order or decree of any state, country or jurisdiction.

(g)           “Lien” or “Liens” mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, voting restriction (statutory or other), lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

(h)           “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed on the date first above written.

Purchaser:

Pypo Digital Company Limited

By:
/s/
Name: Fei Dongping
Title: Director

Sellers:

Capital Ally Investment Limited

By:
/s/
Name:
Title: Director

Arch Digital Holdings Limited

By:
/s/
Name:
Title: Director

Signature Page to Share Purchase Agreement

EXHIBIT A

BIG BOY REPRESENTATION CERTIFICATE

This certificate is being delivered by the undersigned in connection with the SHARE PURCHASE AGREEMENT (the “Purchase Agreement”), dated as of _____________, 2009, by and among Pypo Digital Company Limited, a company organized under the laws of the Cayman Islands, Capital Ally Investments Limited, a company organized under the laws of the British Virgin Islands, and Arch Digital Holdings Limited, a company organized under the laws of the British Virgin Islands. Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Purchase Agreement. This certificate, upon execution and delivery, shall form a part of, and be integrated into, the Purchase Agreement.

1. Big Boy Representation.  Each of the undersigned Sellers acknowledges that it is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including securities such as the Shares, and further acknowledges that Purchaser is entering into this Agreement with such Seller in reliance on this acknowledgment and with such Seller’s understanding, acknowledgment and agreement that Purchaser is privy to material non-public information regarding Pypo China Holdings Limited and its subsidiaries (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as the undersigned Seller, when making investment disposition decisions, including the decision to enter into the Purchase Agreement, and such Seller’s decision to enter into the Purchase Agreement is being made with full recognition and acknowledgment that Purchaser is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to such Seller. The undersigned Seller hereby waives any claim, or potential claim, it has or may have against Purchaser relating to Purchaser’s possession of Non-Public Information.

IN WITNESS WHEREOF, this Big Boy Representations Certificate has been executed as of this ___ day of ______________, 2009.

Capital Ally Investment Limited

By:
/s/
Name:
Title: Director

Arch Digital Holdings Limited

By:
/s/
Name:
Title: Director